NXSTAGE REPORTS THIRD QUARTER FINANCIAL RESULTS; RAISES FULL-YEAR REVENUE GUIDANCE AND CUTS NET LOSS GUIDANCE IN HALF

•	Q3'16 Revenue and Net Loss Better than Guidance Ranges

•	Home Revenue Increases to $53.8 million, up 16% from Q3'15

•	Full-Year Revenue Guidance Moves to High End of Previous Range; Net Loss Guidance Improves to a Range of $4 to $5 million

•	Company to Launch Next Sequence of NxGen Features and Capabilities

LAWRENCE, Mass., November 3, 2016, --NxStage Medical, Inc. (Nasdaq: NXTM), a leading medical technology company focused on advancing renal care, today reported third quarter financial results above the top end of its guidance.
Total revenue for the third quarter of 2016 increased 6 percent to $92.0 million, above the high end of its guidance range of $89 million to $91 million, compared with revenue of $86.5 million for the third quarter of 2015.
The Company's revenue performance was driven by the Products Business, and more specifically, outperformance in NxStage's largest segment, System One, which consists of the Home and Critical Care markets. Home revenue increased 16 percent to $53.8 million for the third quarter of 2016 compared with revenue of $46.5 million for the third quarter of 2015. Critical Care revenue increased 11 percent to $18.2 million for the third quarter of 2016 compared with revenue of $16.3 million for the third quarter of 2015.
Net loss attributable to NxStage Medical, Inc.'s stockholders improved to $0.2 million for the third quarter of 2016 compared with a net loss of $1.7 million for the third quarter of 2015. The net loss for the third quarter of 2016 was better than its guidance for a net loss of $1 to $3 million and included $6.6 million of income from operations from the Products Business.

“With these solid results and continued positive momentum with our growth drivers, we are raising full-year revenue guidance and cutting our net loss projections in half,” stated Jeffrey H. Burbank, Founder and CEO of NxStage. "In addition to feeling good about a solid finish to the year, we remain confident in our outlook for 2017 and beyond that includes targets for increasing the Company's revenue growth and profitability. I believe we have a solid foundation, compelling growth drivers and an amazing technology pipeline.”

The Company also announced that it expects to launch the next sequence of features and capabilities of its next generation hemodialysis system this quarter. "We continue to systematically advance one of the industry's most innovative pipelines. We're excited to be moving closer to our goals and bringing these significant advancements in renal care to patients and their care teams," stated Burbank.

Guidance:
For the full-year of 2016, the Company now expects revenue to be at the high end of its previously increased guidance range of  $360 to $365 million, and a net loss in a range of $4 to $5 million versus its previously revised guidance for a loss at the better end of a range of $7 to $12 million.

For the fourth quarter of 2016, the Company expects revenue to be approximately $92 million with a net loss in the range of $1 to $2 million.

Conference Call:

NxStage will host a conference call today, Thursday, November 3, 2016, at 9:00 a.m. Eastern Time to discuss its third quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

A replay of the conference call will be available two hours after the completion of the call through November 10, 2016. To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 94591098. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a leading medical technology company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease (ESRD) and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with ESRD. For more information on NxStage and its products and services, please visit the Company's website at http://www.nxstage.com and www.nxstagekidneycare.com.

About the NxStage System One
The NxStage System One is the first and only truly portable hemodialysis system cleared specifically by the FDA for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage PureFlow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. In addition, NxStage's Nx2me Connected Health platform collects important NxStage System One and patient information for flexible viewing, monitoring and reporting that may improve patient management and simplify alternative site care. The System One is also used to provide a range of flexible therapy options in more traditional care settings such as hospitals and NxStage Kidney Care dialysis centers. Its safety and efficacy have been demonstrated by experience with more than 13 million treatments with thousands of patients around the world.http://www.nxstage.com/.

Forward-Looking Statements
This release contains forward-looking statements concerning our business, operations and financial condition. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, market opportunities, timing of our new product launches, and our financial guidance for 2016 and beyond, including anticipated revenues and net loss. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, delays in product development timelines, delays in obtaining regulatory approvals, competition, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to NxStage Kidney Care, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$91,951	$86,521	$273,365	$246,319
Cost of revenues	52,770	51,803	159,244	150,611
Gross profit	39,181	34,718	114,121	95,708
Operating expenses:
Selling and marketing	16,024	14,445	47,394	43,511
Research and development	8,278	6,752	23,393	19,248
Distribution	7,063	6,514	21,131	19,140
General and administrative	7,792	8,642	24,334	26,139
Total operating expenses	39,157	36,353	116,252	108,038
Income (loss) from operations	24	(1,635)	(2,131)	(12,330)
Other expense:
Interest expense, net	(244)	(312)	(773)	(795)
Other (expense) income, net	(346)	235	(987)	536
Total other expense	(590)	(77)	(1,760)	(259)
Net loss before income taxes	(566)	(1,712)	(3,891)	(12,589)
Provision for income taxes	324	290	1,007	870
Net loss	(890)	(2,002)	(4,898)	(13,459)
Less: Net loss attributable to noncontrolling interests	(724)	(315)	(1,724)	(787)
Net loss attributable to stockholders of NxStage Medical, Inc.	$(166)	$(1,687)	$(3,174)	$(12,672)
Net loss per share, basic and diluted	$(0.00)	$(0.03)	$(0.05)	$(0.20)
Weighted-average shares outstanding, basic and diluted	64,638	63,528	64,414	63,215
Other comprehensive loss, net of tax	(78)	(829)	(297)	(1,759)
Total comprehensive loss	(968)	(2,831)	(5,195)	(15,218)
Less: Comprehensive loss attributable to noncontrolling interests	(724)	(315)	(1,724)	(787)
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(244)	$(2,516)	$(3,471)	$(14,431)

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$60,817	$59,065
Accounts receivable, net	30,581	25,195
Inventory	46,877	38,391
Prepaid expenses and other current assets	5,875	6,254
Total current assets	144,150	128,905
Property and equipment, net	65,004	66,711
Field equipment, net	20,450	20,744
Deferred cost of revenues	33,972	33,068
Intangible assets, net	10,202	11,744
Goodwill	42,710	42,710
Other assets	2,623	2,992
Total assets	$319,111	$306,874
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,755	$10,767
Accrued expenses	29,335	27,266
Current portion of long-term debt	330	315
Other current liabilities	4,105	4,394
Total current liabilities	48,525	42,742
Deferred revenues	50,969	51,362
Long-term debt	1,445	1,664
Other long-term liabilities	16,829	17,367
Total liabilities	117,768	113,135
Commitments and contingencies
Noncontrolling interests subject to put provisions	116	219
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2016 and December 31, 2015	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 65,638,390 and 64,873,038 shares issued as of September 30, 2016 and December 31, 2015, respectively	65	64
Additional paid-in capital	626,040	612,487
Accumulated deficit	(406,004)	(402,830)
Accumulated other comprehensive loss	(4,328)	(4,031)
Treasury stock, at cost: 922,630 and 822,059 shares as of September 30, 2016 and December 31, 2015, respectively	(15,827)	(13,864)
Total NxStage Medical, Inc. stockholders' equity	199,946	191,826
Noncontrolling interests not subject to put provisions	1,281	1,694
Total stockholders' equity	201,227	193,520
Total liabilities and stockholders’ equity	$319,111	$306,874

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(4,898)	$(13,459)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	23,974	23,240
Stock-based compensation	7,688	9,590
Other	(886)	748
Changes in operating assets and liabilities:
Accounts receivable	(5,501)	(6,560)
Inventory	(22,026)	(10,977)
Prepaid expenses and other assets	621	(85)
Accounts payable	3,930	(613)
Accrued expenses and other liabilities	3,015	(64)
Deferred revenues	(924)	(204)
Net cash provided by operating activities	$4,993	$1,616

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
System One segment
Home	$53,759	$46,473	$154,397	$134,760
Critical Care	18,182	16,347	56,694	47,060
Total System One segment	71,941	62,820	211,091	181,820
In-Center segment	14,493	19,440	47,990	55,870
Other	3,601	3,418	9,190	7,122
Products subtotal	90,035	85,678	268,271	244,812
Services segment	3,846	1,753	10,647	3,567
Elimination of intersegment revenues	(1,930)	(910)	(5,553)	(2,060)
Total	$91,951	$86,521	$273,365	$246,319

NxStage Medical, Inc.
Segment Financial Performance
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Products Business (System One Segment, In-Center Segment & Other)
Revenues	$90,035	$85,678	$268,271	$244,812
Gross profit	$43,455	$38,397	$126,888	$106,884
Gross margin percentage	48%	45%	47%	44%
Income from operations	$6,615	$4,231	$17,820	$5,389
Services
Revenues	$3,846	$1,753	$10,647	$3,567
Gross profit	$(4,067)	$(3,679)	$(12,170)	$(11,176)
Gross margin percentage	n/a	n/a	n/a	n/a
Loss from operations	$(6,384)	$(5,866)	$(19,354)	$(17,719)
Eliminations
Elimination of intersegment revenues	$(1,930)	$(910)	$(5,553)	$(2,060)
Elimination of intersegment gross profit	$(207)	$—	$(597)	$—
Total Company
Revenues	$91,951	$86,521	$273,365	$246,319
Gross profit	$39,181	$34,718	$114,121	$95,708
Gross margin percentage	43%	40%	42%	39%
Income (loss) from operations	$24	$(1,635)	$(2,131)	$(12,330)